EXHIBIT 10.1


                             HUDSON UNITED CAPITAL
                        A Division of Hudson United Bank

Post Road East
Westport, Cr 06880
(243) 291-6664
FAX (203) 291-6652
www.hudsonunitedcapital.com



January 23, 2006

Mr. Ryan Turner
Chief Operating Officer
Pacific Ethanol, Inc
5711 N. West Avenue
Fresno, CA 93711

Dear Ryan:

Hudson United Bank ("United") has received approval from its senior management, and is pleased to issue this Formal Commitment (the "Commitment") to provide to Pacific Ethanol Madera LLC, Inc ("PEM" or "Borrower") its portion of senior loan facilities (the "Facilities") for the construction and term financing of the Madera Ethanol Project. United's Commitment to provide this loan facility is conditioned upon the terms and conditions set forth in the Summary of Indicative Terms and Conditions dated November 28, 2005 attached hereto (the "Proposal") with the following modifications;

1. The "Project Cost" defined on page 4 of the Proposal is changed to read "not to exceed $65,069,113'".

2. Borrower defined on pages 6, 12, and 20 of the Proposal is changed to read as follows: "Pacific Ethanol Madera LLC ("PEM")".

3. The "Construction Loan Amount" defined on page 12 of the Proposal is changed in its entirety to read as follows:

          "Not to exceed $34,000,000, which amount can be supported by the Closing Pro forma, or such lesser amount as determined by the provisions of Senior Term Loan Amount defined herein (the "Senior Construction Loan Amount")". United proposes to underwrite up to $22,100,000 of the Senior Construction Loam Amount and arrange the balance of the financing on a best efforts basis".

4. The section covering the "Senior Term Loan Amount" defined on page 20 of the Proposal is changed in its entirety to read as follows:

          "The Senior Term Loan Amount will be the lesser of $34,000,000, (b) 52.25% of Project Cost at Senior Term Loan Conversion as herein defined, and (c) an amount equal the present value. of up to 43.67% (based upon a 2.29X senior debt service coverage ratio) of the Operating Casks distributable to and received by the





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          Borrower supported by the Closing Pro Forma (which will include the results from the Senior Lender's Engineer's Report and due diligence review by Senior Lender), from the Conversion Date as defined below through the seventh (7th) anniversary of the Conversion Date discounted at 9.5% (the "Senior Term Loan Amount'). For the purposes of this proposal, the Senior Loan Amount is assumed to be $34,000,000 based upon current pro forma assumptions. United proposes to underwrite up to $22,100,000 of the Senior Term Loan Amount and arrange the balance of the financing on a best efforts basis.

5. The Sweep Percentage pursuant to the Supplemental Principal Payments provisions as contained on page 25 of the Proposal is changed from 40% to 25%.

6. All revenues derived by PAP through its use of the Grain Facility will be placed in the Senior Lender controlled interest bearing Lock-Box (the "Project Revenue Account" or "PRA"). The withdrawal of any funds contributed by PAP from the PRA shall be in accordance with the Priority of Payments provisions (item 7) contained on page 28 of the Proposal.

7. All applicable Material Project Documents will be modified to reflect the revised project pro forma dated January 10, 2006 and reviewed by Harris.

8. As an additional condition to any funding by the Senior Construction Lender of the Construction Draw Account with Senior Construction Loan proceeds, an "Appraiser" shall provide an "Independent Appraisal" of (1) the Grain Facility, (2) Phase I work completed to date and (3) the Project, all as acceptable to Senior Construction Lender.

9. Contractor's performance guarantee and performance bond shall cover both the Phase I and Phase II construction and completion so that any condition of the Phase I construction that would cause a failure of the Project to successfully meet the conditions of substantial completion and final completion shall be covered by delay and performance liquidated damages.

10. Exhibit I of the Proposal, Sources and Uses of Funds is hereby changed to read as follows:

                                 Sources of Fund
                                 ---------------
     Senior Debt - HUB:         $ 22,100,000   (33.96%)
     Senior Debt - Comerica:      11,900,000   (18.29%)
     Sponsor Equity:              22,000,000   (33.81%)
     Contributed Assets:           9,069,113   (13.94%)
     --------------------------------------------------
     Total Sources:             $ 65,069,113  (100.00%)


                                 Uses of Funds
                                 -------------
Construction Costs
------------------
     Plant Construction                                  $ 45,467,887
     Site, Rail, Silos, and Engineer:                       9,069,113
     Capitalized Fees and Interest                          2,345,904
                                                         ------------
Sub Total Construction:                                  $ 56,882,904
     Corn Inventory:                                        1,318,324
     Ethanol and WDG Inventory:                               265,705
     Enzymes, Chemicals:                                      136,000
     Spare Parts                                              350,000
     Operating Expenses:                                      395,338
     Other Working Capital:                                   182,458
     Contingency and Cash:                                  2,708,837
     6 mos. DSRA Deposit:                                   3,005,993
     Interest Income:                                        (176,446)
                                                         ------------
Total Project Cost:                                      $ 65,069,113

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11. Exhibit II is hereby modified in its entirety to read as follows:

                                   EXHIBIT II

                       Loan Amortization Schedule ($000s)

(This Amortization Schedule assumes a $34,000,000 loan amount which is subject to change. Loan Amortization will be established on the Conversion Date based upon the Operating Cash projected to be available to the Borrower from the Project as determined by the Closing Pro forma.)

--------------------------------------------------------------------------------
                    Beginning               Principal
   Payment #          Balance                Payment            Ending Balance
--------------------------------------------------------------------------------
       1            $34,000,000              $772,630             $33,227,370
       2            $33,227,370              $790,980             $32,436,390
       3            $32,436,390              $809,766             $31,626,624
       4            $31,626,624              $828,998             $30,797 626
       5            $30,797,626              $885,207             $29,912 419
       6            $29,912,419              $906,231             $29,006,189
       7            $29,006,189              $927,753             $28,078,435
       8            $28,078,435              $949,788             $27,128,647
       9            $27,128,647             $1,008,929            $26,119,718
      10            $26,119,718             $1,032,891            $25,086,827
      11            $25,086,827             $1,057,423            $24,029,404
      12            $24,029,404             $1,082,536            $22,946,867
      13            $22,946,867             $1,144,888            $21,801,979
      14            $21,801,979             $1,172,079            $20,629,900
      15            $20,629,900             $1,199,916            $19,429,984
      16            $19,429,984             $1,228,414            $18,201,570
      17            $18,201,570             $1,294,280            $16,907,290
      18            $16,907,290             $1,325,019            $15,582,270
      19            $15,582,270             $1,356,489            $14,225,782
      20            $14,225,782             $1,388,705            $12,837,076
      21            $12,837,076             $1,458,421            $11,378,656
      22            $11,378,656             $1,493,058             $9,885,597
      23             $9,885,597             $1 528,519             $8,357,079
      24             $8,357,079             $1,564,821             $6,792,258
      25             $6,792,258             $1,638,754             $5,153,504
      26             $5,153,504             $1,677,674             $3,475,829
      27             $3,475,829             $1,717,519             $1,758,310
      28             $1,758,310             $1,758,310                 $0

                          Total:           $34,000,000


                                       3





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The closing of documentation and funding of the loan facilities contemplated by this Commitment is subject to (i) the negotiation, execution and delivery of documentation satisfactory in form and substance to United and its counsel and
(ii) no material adverse change in the financial condition of the Borrower or the Project (as defined in the Proposal) having occurred since the date of this letter.

To indicate your acceptance of this Commitment, please have an authorized officer sign in the spaces provided below and return this letter by the close of business on or before January 30, 2006 in order to (i) confirm your acceptance of the terms and conditions of this Commitment, (ii) confirm your desire for United to begin, the documentation of the Facilities and (iii) agree to work exclusively with United to complete documentation of the Facilities contemplated by this Commitment.

We look forward to working with you to complete the Facilities.

Sincerely,
Hudson United Bank

/s/ James E. Wells

James E. Wells
Vice President

Agreed and accepted by:

PACIFIC ETHANOL, INC.


By: /s/ William Langley
    -------------------------------
    Name: William Langley
    Title: CFO
    Date: 1/26/06


PACIFIC ETHANOL MADERA, LLC.


By: /s/ William Langley
    -------------------------------
    Name: William Langley
    Title: Treasurer
    Date: 1/26/06

                   SUMMARY OF INDICATIVE TERMS AND CONDITIONS
                   FOR THE HUDSON UNITED CAPITAL COMPREHENSIVE
           CREDIT FACILITY FOR THE CONSTRUCTION AND TERM FINANCING OF
                  THE MADERA ETHANOL PROJECT (the "Financing")
                                November 28, 2005

I. TRANSACTION OVERVIEW

Pacific Ethanol, Inc., presently a Delaware corporation ("PEI") was founded in January 2003 as a California corporation, and was established to become a California-based producer and marketer of renewable fuels. In June 2003 it purchased a grain facility and site upon which PEI through its wholly owned subsidiary, Pacific Ethanol California, a California corporation ("PEC") intends to first construct the Madera Ethanol Project. The. Madera Ethanol Project will be the first of up to five ethanol production facilities PEI will construct to bring existing ethanol technology to California to address the State's expanding market need for ethanol.

Company
Background:       In March 2005, Pacific Ethanol, Inc., a Delaware corporation
                  ("PEI") completed a Share Exchange Transaction with the shareholders of PEC, and the holders of the membership interests of each of Kinergy Marketing, LLC, ("Kinergy") and Reenergy, LLC, ("Reenergy"). Upon completion of the Share
                  Exchange Transaction, PEI acquired all of the issued and outstanding shares of capital stock of PEC and all of the outstanding membership interests of each of Kinergy and Reenergy. Immediately prior to the consummation of the Share
                  Exchange Transaction, PEI's predecessor, Accessity Corp., a
                  New York corporation ("Accessity"), reincorporated in the State of Delaware under the name Pacific Ethanol, Inc. PEI has three principal wholly-owned subsidiaries: PEC, Kinergy, and Reenergy.

II. THE FINANCING

PEI and PEC, through a wholly owned subsidiary, Pacific Ethanol Madera LLC ("PEM") has begun construction of an ethanol production plant at its Madera site, located in the heart of California's Central Valley. A limited notice to proceed with construction in the amount of $15,000,000 was issued in May, 2005 for the completion of "Phase I of Project construction.

PEI is seeking up to $44,000,000 of senior loan facilities for the construction and term financing of the Project (the "Senior Loan Facilities"). The Senior Loan Facilities will consist of a "Senior Construction Loan" and a "Senior Term Loan" as described herein, and in no event will the Senior Loan Facilities as defined herein exceed 60% of Project Cost as defined herein.

III. PROJECT DESCRIPTION

PROJECT: The Project will be a dry mill ethanol production facility with a design capacity to produce the following on an annual basis:
                  (i) Up to 35,000,000 gallons of denatured fuel grade ethanol per year, and
                  (ii) 290,000 tons per year of wet distiller's grain ("WDGS"), which will be sold as a feed supplement.

                  For its intended production, the Project will consume approximately 12.5 million bushels of corn per year (i.e. a yield of 2.68 gallons of ethanol and 47.1 pounds of WDGS per bushel). At a steady state, the Project is expected to produce more than 40,000,000 gallons of denatured ethanol per year as designed.

PROJECT COST:     Assumed to be approximately $74,000,000 (See Exhibit I,
                  Sources and Uses).

PROJECT SITE:     The Project will be located on a 137-acre site owned by PEM
                  (the "Project Site").

GRAIN PROCESSING
FACILITY:         A state-of the art grain processing and storage facility (the
                  "Grain Facility") is located on the Project Site, including two rail loops serviced directly by the adjacent Burlington
                  Northern Santa Fe Railroad ("BNSF"). The Grain Facility has eight silos with a capacity to store 1.750MM bushels of corn, which provides up to a 52 day corn inventory for the Project.

                  The Grain Facility is owned by PEM, and will operated by PAP (the "Grain Operator") pursuant to a "Corn Procurement and Processing Agreement" and "Shared Facilities Agreement" (the Grain Agreements"), all reasonably acceptable to United. Under the Grain Agreements, PAP will provide at least 25-days of corn storage capacity (25,000 tons) and processing services for the Project. PAP will agree as a first priority of its operation of the Grain Facility to meet 100% of the requirements of the Project pursuant to the Grain Agreements.

                  PAP will assign and pledge its leasehold interest in the Grain Handling Agreement to the Senior Lender as collateral.

LDI LOAN:         Presently, Lyles Diversified Inc. ("LDI") holds a mortgage on the Grain Facility pursuant to a loan with PEI as the borrower
                  (the "LDI Loan"). The LDI Loan matures in 2008. As a condition precedent to the financing contemplated herein, PEM will retire the LDI Loan and acquire the Grain Facility. PEM and PEI will pledge all rights, title and interest in the Grain
                  Facility as collateral to the Senior Lender as defined herein.


MARGIN
PROTECTION:       The Project will employ long-term hedging and price management strategies which are customary and usual for the ethanol industry for 1) the procurement of feed stocks, energy and fuel necessary for the Projects operations and 2) the sale of ethanol, WDGS and/or DDGS as the case may be, produced by the Project. Such hedging and price management strategies will be employed to minimize any reductions in (i) the Project's operating margin, and (ii) its ability to repay the loan facilities contemplated by this Proposal (the "Margin
                  Strategies").

ETHANOL SALES:    PEM will market its ethanol through Kinergy according to the terms and conditions of the Ethanol Marketing Agreement (the
                  "EMA"). PEI expects that ethanol will be sold to both major and independent oil customers on a combination of fixed, indexed, and spot market arrangements that are usual and customary within the ethanol industry.

WDGS SALES:       WDGS will be marketed by Western Milling pursuant to a
                  Distillers Grain Marketing Agreement (the "WMGA"), and sold locally at market prices.

CORN PROCUREMENT: Corn required for the Project operations will be procured by
                  PAP from local and Midwestern corn producers. To secure corn at favorable prices, the Project will utilize Margin Strategies usual and customary for the ethanol industry, including among other things cash (spot) contracts, forward purchase contracts, price later arrangements, basis contracts, and joint venture contracts.

NATURAL GAS:      The natural gas required for process heating needs of the
                  Project will be obtained through competitive bids from reasonably acceptable gas providers under reasonably acceptable long-term hedging and price management strategies reasonably acceptable to Senior Lender. Borrower will employ hedging strategies to protect against volatility in natural gas prices. Pacific Gas and Electric Company will provide electricity and gas transmission service to the Project.

MAKEUP WATER:     The Project Site has two deep-water wells on the property able to supply nearly twice the annual requirements of the Project.
                  A third well is being drilled for additional capacity.

                  In addition, PEM may be able to procure water from the Madera Irrigation District (MID). Having the site in the water district would allow PEM to buy water from MID if water quality degradation issues arise from drawing down the water table on the property.

IV. PARTICIPANTS AND DEFINITIONS

OWNER: The Project will be owned by PEM a special purpose limited liability company ("Owner") structured as a bankruptcy remote entity on or prior to closing. PEM is wholly owned by Pacific Ethanol Finance Co. LLC ("PEF"). PEF is wholly owned by another of PEI's subsidiaries, Pacific Ethanol Holding Co. LLC (PEHCO"). See Exhibit III for complete ownership structure.

SPONSOR:          PEI.

BORROWER:         PEF (the "Borrower").

SENIOR LENDER:    Hudson United Capital ("United" and/or "Senior Lender"), a
                  division of Hudson United Bank, a New Jersey banking corporation ("HUB").

AGENT:            United ("Agent").

ESCROW AGENT:     Wealth Management Services, a division of HUB (the "Trustee"
                  and/or "Escrow Agent").

INSURANCE
CONSULTANT:       Bollinger Insurance ("BI") or another insurance consultant selected by United.

ARRANGED AMOUNTS: Based upon the Project Cost assumed herein, Sponsor has contributed assets as part of the initial construction worth approximately $10,000,000 (the "Contributed Assets"). Sponsor will arrange cash equity (the "Contributed Capital") in an amount that, when combined with the Contributed Assets would be equal to no less than the difference between the

                  Senior Construction Loan Amount the total Project Cost determined at Senior Term Loan Conversion as these terms are defined herein (the "Contributed Amount"). It is anticipated that the Contributed Amount will be approximately that amount contained in Exhibit I.

                  In the event that the Contributed Amount is insufficient to cover any shortfall between Project Cost and the Senior Loan Facilities as defined herein. (the "Shortfall Amount"), then Sponsor shall be required to provide additional proceeds to cover such Shortfall Amount.

CONTRACTOR:       W.M. Lyles Co., a wholly owned subsidiary of LDI, has been selected as the design-builder of the Project (the
                  "Contractor").

PROCESS ENGINEER: Delta-T Corporation will be the technology provider, design and process engineer for the Project ("DTC" and/or the "Design Engineer") pursuant to a Technology License and Transfer Agreement between DTC and PEI. DTC will also enter into a Design Services Agreement with Contractor.

EPC CONTRACT:     Borrower and Contractor have entered into a fixed price, lump sum turnkey design, engineering, procurement, and construction contract which will be reasonably acceptable to United and Senior Lender's Engineer defined herein (the "EPC Contract").
                  The EPC Contract contains such performance tests, liquidated damages and completion and performance guarantees that are standard in the industry, which will be acceptable to United and its engineer. Contractor will guarantee the timely completion of the Project including, among other things,

                  (i)      substantial completion,
                  (ii)     performance testing,
                  (iii) the successful achievement of performance guarantee criteria, and.
                  (iv)     final completion.

                  Pursuant to the terms and conditions of the EPC Contract, Contractor will construct and complete the Project for a lump sum fixed cost of $48.75MM and modified by a change order to $48.89MM (the "EPC Contract Cost"). Contractor will "wrap" both its and DTC's obligations/guarantees under the EPC Contract and Design Service Agreement through the successful achievement of performance guarantee criteria in a manner acceptable to United and its engineer. Delay and liquidated damages for Contractor's failure to meet the substantial completion and performance guarantee criteria shall be acceptable to United and its engineer.

PHASE II
CONSTRUCTION:     A notice to proceed for Phase II of construction will be
                  issued . upon (i) the completion of Phase I construction, (ii) the full release of any mechanic's liens that may exist for Phase I as certified by the independent engineer, and (iii) financial closing, ((i) and (ii) being the "Phase I
                  Completion").

PERFORMANCE AND
COMPLETION BOND:  Contractor will be required to submit a Construction
                  Performance and Completion Bond from a bonding company acceptable to Senior Lender (the "Completion Bond") prior to the Senior Construction Loan Closing Date.

CONSTRUCTION
MANAGER: Sponsor will employ a "Construction Manager" in house acceptable to United. The Construction Manager will be experienced in the construction of ethanol facilities similar to that of the Project, and will oversee the performance of the Contractor.

OPERATOR:         PEC will perform operations and maintenance pursuant to an operations and maintenance agreement (the "O&M Agreement").
                  Process Engineer and Contractor will train PEC personnel as part of the scope of the EPC Contract. O&M Agreement and Owner's operations and maintenance plan (the "O&M Plan") and cost will be reasonably acceptable to United and Senior
                  Lender's Engineer. Sponsor will provide oversight for operations and maintenance.

SENIOR LENDER'S
ENGINEER:         The Harris Group. Senior Lender's Engineer will prepare an
                  "Engineer's Report" (after United has issued its Commitment to provide the Financing) addressing certain technical issues concerning the Project which will include, among other things, the following;

                  a.       existing environmental damage/liability (if any),
                  b.       the projected availability of the Project,
                  c. a satisfactory review of the EPC Contract and EPC Contractor's and Process Engineer's ability to perform,

                  d. the adequacy of the O&M Plan and staffing to provide Project availability as assumed in the Closing Pro forma,
                  e. a review of the cost and expenses for performing the operation and maintenance services for the Project pursuant to the O&M Plan and confirmation that there exist third parry operators capable of performing such services at comparable cost,
                  f. a review of the acceptance, completion and performance test criteria,
                  g. Borrower's and Contractor's ability to perform under all the Material Project Documents as herein defined,
                  h. Borrower's and Project's ability to comply with the requirements of all leases, easements, permits, etc.,
                  i. an opinion that the construction, completion, operation and revenues (based upon the price assumptions contained in the Closing Pro Forma) of the Project are reasonably obtainable within the cost and timeframe anticipated,
                  j. the ability of the Project as designed and constructed (a) to produce the quantities of ethanol and WDGS from (b) the quantities of corn, natural gas, water, electricity, and other feed stocks at the cost of production, as all are assumed in the Closing Pro forma,
                  k. the capability of the Grain Facility and Grain Operator to service the requirements of the Project as intended,
                  1. the capability of the deep water wells to provide sufficient quantities of make-up water,
                  m.       Phase I Completion has been achieved, and
                  n. any other technical/environmental issues which may arise pursuant to the proposed. Financing.

                  The results of the Engineer's Report will be incorporated into a 10-year projection of the net operating revenue produced by the Project (the "Closing Pro forma"). The Closing Pro Forma will be used by United to establish the actual Senior Loan Amount and Loan Amortization. Sponsor may request that United engage Senior Lender's Engineer prior to United's delivery of its Formal Commitment, provided Sponsor will be responsible for paying all costs of Senior Lender's Engineer associated with work performed in connection with its review of the Project in the event that United is unable to deliver its formal commitment. Sponsor will have rights to the Senior Lender's Engineer's work product.

COMPLETION
CERTIFICATE:      Upon completion of the Project's construction, Senior Lender's
                  Engineer shall provide a certificate (the "Completion
                  Certificate") satisfactory to the Senior Lender that states that the Project (including Phase I) and Grain Facility

                  (i)      are complete,
                  (ii)     have passed all performance and acceptance tests,
                  (iii)    are available for commercial operation as intended,
                  (iv) the Project is capable of achieving the operation revenue as projected in the Closing Pro forma, and
                  (v) all permits required to operate the Project and the Grain Facility are in full force and effect.

CONSULTANTS'
REPORTS: United shall require certain "Consultant Reports" from qualified "Consultants" satisfactory to United covering the following:

                  1. The historical and projected availability and price of the Project's corn, natural gas, and electrical requirements.
                  2. The historical and projected price for ethanol and WDGS.
                  3. A review of the agreements and/or arrangements for the purchase and supply of corn, natural gas and electricity utilized by the Project.
                  4. A review of the agreements and/or arrangements for the sale of ethanol, WDGS, and carbon dioxide.
                  5. A review and satisfactory opinion concerning the Margin Strategies and the ability of these Strategies to reasonably protect the Project's operating margin.

MATERIAL PROJECT
DOCUMENTS:        "Material Project Documents" include the following:

                  A. "Pre-construction Material Project Documents" will include, among other things,
                           1.       the EPC Contract,
                           2.       the Technology License and Transfer
                                    Agreement between DTC and PEI,
                           3. the Design Services Agreement between DTC and Contractor.
                           4.       The Completion Bond,
                           5.       the O&M Agreement and O&M Plan,

                           6. water, natural gas and electrical supply and interconnection arrangements (including PG&E obligations to serve the Project),
                           7.       The Grain Agreements and all corn
                                    procurement, storage and processing
                                    agreements
                           8.       the WMGA,
                           9.       the EMA,
                           10. all related operating and environmental permits, easements, Site Lease(s) and other agreements materially related and necessary for the construction, completion, use of, and access to the Project Site and for the operation of the Project in the manner projected in the Closing Pro Forma (as hereinafter defined) and,

                  B. "Operating Material Project Documents" will include, among other things,

                           1.       all Pre-Construction Material Project
                                    Documents,
                           2.       all transportation arrangements,
                           3. all equipment manufacturers warranties and/or guarantees,
                           4.       all off take agreements and arrangements,
                           5.       Carbon dioxide sales agreements (if
                                    applicable), and
                           6. any other agreements and/or arrangements as reasonably required.

MATERIAL ADVERSE
CHANGE: Any material adverse effect upon (i) the business, operations, properties, assets or condition (financial or otherwise) of Sponsor and Borrower, (ii) the business, operations, properties, assets or condition (financial or otherwise) of the Contractor, (iii) the business, operations, properties, assets or condition (financial or otherwise) of the Grain Operator as they relate to the Project, (iv) the ability of the Borrower to perform its material obligations under the Senior Loan Facility Documents (as hereinafter defined) and the Material Project Documents, (v) the ability of the Senior Lender to enforce its material security rights under the Senior Loan Documents and, (vi) the ability of the Project to produce the quality and quantity of ethanol, WDGS as originally intended(collectively, "Material Adverse Change").

OPERATING COSTS:  The qualified operating and maintenance expenses of the
                  Project as approved by Senior Lender and Senior Lender's Engineer (the "Operating Costs").

OPERATING CASH:   All revenues produced by the Project less Operating Costs (the
                  "Operating Cash").

INVENTORIES:      All feedstock delivered to the Project including (1) corn, enzymes, Project consumables, denaturant plus all prepaid items (together the "Feedstock Inventory") (2) all products produced by the Project which reside in inventory at the plant including ethanol, wet and dry distillers grains and any other product which may be produced by the plant from time to time
                  ("Product Inventory") (3) all accounts receivable owed to the Borrower ("Accounts Receivable"), (1, 2, and 3 above collectively the "Inventories").

IV. THE SENIOR CONSTRUCTION LOAN:

BORROWER:         PEF.

SENIOR
CONSTRUCTION
LENDER:           United (the "Senior Construction Lender").

CONSTRUCTION
LOAN AMOUNT:      Not to exceed $44,000,000, which amount can be supported by the Closing Pro forma, or such lesser amount as determined by the provisions of Senior Term Loan Amount defined herein (the
                  "Senior Construction Loan Amount"). United proposes to underwrite up to [$30,000,000] of the Senior Construction Loan
                  Amount and arrange the balance of the financing on a best efforts basis.

CONSTRUCTION
START DATE:       PEM started initial construction in May, 2005. A final notice to proceed ("NTP") is to be issued to Contractor upon closing of the construction and term financing, which is expected on or before January 31, 2006. Substantial Completion of the
                  Project is scheduled to occur within 425 days from the NTP.

FINAL COMPLETION
DATE:             The date that the Project:

                           1.       has successfully been constructed and
                                    completed,
                           2. has passed all performance and acceptance tests reasonably acceptable to United and Senior Lender's Engineer, and

                           3. the Senior Lender's Engineer has provided an acceptable Completion Certificate.

                           Such date is to occur within 545 days from the NTP (the "Final Completion Date").

DATE CERTAIN:     The Final Completion Date.

SENIOR
CONSTRUCTION LOAN
CLOSING DATE:     The date when all of the Conditions Precedent to the Senior
                  Construction Loan Closing are satisfied, such date expected to be on or before January 31, 2006 (the "Senior Construction
                  Loan Closing Date").

SENIOR CONSTRUCTION
LOAN MATURITY
DATE: The Senior Construction Loan shall mature on or before the Date Certain.

SENIOR CONSTRUCTION
LOAN PRICING:     The Senior Construction Loan interest rate will float for the
                  Senior Construction Loan term at a rate equal to the 30 day
                  LIBOR rate plus 400 basis points. The Construction Borrower will be required to pay Senior Construction Loan interest monthly during the Senior Construction Loan term.

LETTERS OF
CREDIT: Providers of the Contributed Amount will be required to provide Senior Lender with

                  (i) acceptable commitments for providing the Contributed Capital in the Contributed Amount and,
                  (ii) if all required amounts of Contributed Capital are not funded prior to Senior Construction Loan Amounts, irrevocable Letters. of Credit (or such other security reasonably acceptable to Senior Lender) with Senior Lender as sole beneficiary in an amount equal to the Subordinated Amounts from a U.S. Bank with offices in New York, New Jersey or Connecticut with a S&P rating of "A" or better (the "LOCs").

LOC DRAWS:        The LOC can be drawn in full on the earliest to occur of:

                  1.       The Conversion Date (as herein defined);
                  2. A Default having occurred and the cure period expired with respect to the Senior Construction Loan Agreement, and;

                  3.       The Date Certain.

DRAW ACCOUNT
FUNDING: PEI and providers of the Subordinated Amounts will provide reasonably acceptable commitments for providing the Subordinated Amounts at closing of the Senior Construction Loan contemplated herein. Subsequently, 100% of the Contributed Capital will be fully funded into a Construction Draw Account (the "CDA"). Senior Lender shall have no obligation to provide any portion of the Senior Construction Loan until the Contributed Capital has been provided in full and deposited into the CDA and fully drawn as certified by Senior Lender's Engineer.

                  The face value of the LOCs will be reduced by the amounts funded into the CDA on each Draw Date. Failure to place such funds in the CDA will allow the Senior Lender to draw such amounts from the LOCs.

CONSTRUCTION
PROGRESS REPORT:  Borrower will submit a Project construction and Draw Schedule that is reasonably acceptable to Senior Lender and Senior Lender's Engineer (the "Approved Project Construction and Draw Schedule and/or "Draw Schedule"). Senior Lender's Engineer will be required to submit a "Construction Progress Report" 90 days, 180 days and 270 days subsequent to the Senior Construction Loan Closing Date, certifying that the Project is currently on or ahead of Draw Schedule and that there is no event(s) or anticipated event(s) that would cause the Project not to be completed on the Final Completion Date as defined in the Draw Schedule prior to any subsequent draws by Construction Borrower and future fundings by Senior Construction Lender from and to the CDA. Borrower must also submit a monthly construction progress report to Senior Lender. If Senior Lender's Engineer reports that the Project is behind schedule by at least 30 days then Construction Borrower will have 60 days to bring the Project's construction schedule back in line with the Draw Schedule. Construction Borrower's failure to do so will constitute default under the Senior Construction Loan.

                  In addition, failure to achieve the Final Completion prior to the Date Certain will constitute default under the Senior Construction Loan.

PERMITTED USE OF
SENIOR CONSTRUCTION
LOAN PROCEEDS:    The Senior Construction Loan will be used to finance a portion of Qualified Project Construction Expenses as approved by the Borrower and Senior Lender's Engineer ("QPCEs") not covered by the Subordinated Amounts.

                  On the Senior Construction Loan Closing Date, the Subordinated Amounts will be funded (the "Initial Funding") into the CDA pursuant to a yet to be determined Approved Project Construction and Draw Schedule (the "Draw Schedule") acceptable to United and Senior Lender's Engineer.

                  Beginning on the Senior Construction Loan Closing Date, and including all future draws which will be scheduled according to the Draw Schedule, Borrower will be allowed to withdraw monthly, up to 100% of the QPCEs (the "Draws"), including amounts necessary to pay Subordinated Construction Loan interest but only up to the amount held in the CDA, provided that (1) no event of default has occurred and is continuing and (2) the withdrawal doesn't exceed the amount referenced in the Draw Schedule.

                  Subsequent to the Initial Funding, Senior Lender's Engineer must certify at the end of each 90 day period that the Project is on schedule and that all previous Draws were made in accordance with the Draw Schedule prior to the Senior Lender funding additional amounts into the CDA.

                  Once the Subordinated Amounts have been fully drawn as described herein, then Senior Construction Lender will fund the CDA with Senior Construction Loan proceeds proportional for that Draw request. On each Draw subsequent to Senior Lender's funding of amounts into the CDA, the Senior Lender will withdraw from the CDA the accrued Senior Construction Loan Interest ("CLI"). The CLI is defined as the interest accrued on the Senior Construction Loan Amount funded into the CDA minus interest earned on the portion of the Senior Construction Loan Amount held in the CDA that has not been disbursed.

                  As a condition precedent to Senior Construction Lender providing any funds contemplated herein, the Subordinated Amounts shall have been provided. Failure to provide any portion of the Subordinated Amounts as required shall constitute Default under the terms and conditions of the Senior Construction Loan agreement contemplated herein.

COMPLETION BOND:  Contractor will be required to submit the Completion Bond from a bonding company acceptable to Senior Lender prior to the Senior Construction Loan Closing Date.

SENIOR CONSTRUCTION
LOAN COLLATERAL
SECURITY:         The Senior Construction Loan would be secured by the
                  following:

                  1. A perfected first priority security lien on all of the assets of PEF and PEM, including Inventories and all right title and interest in all tangible and intangible assets of the Project.
                  2. A perfected first priority security lien on the Grain Facility, including all of PEM's (and other PEI's related affiliates') right title and interest in all tangible and intangible assets of the Grain Facility.
                  3. A pledge of 100% of PEHCO's ownership interest in PEF;
                  4. A pledge of 100% of PEF's ownership interest in PEM (the "Owners' Pledge");
                  5. A pledge of the PEM's ownership interests in the Project (the "Borrowers Pledge");
                  6. An assignment of all revenues produced by the Project and Borrower;
                  7. The pledge and assignment of the Material Project Documents to the extent assignable;
                  8.       The Completion Bond;
                  9. All contractual cash flows associated with these agreements, and;
                  10. Any other collateral security as Senior Lender shall reasonably request.

CONSTRUCTION
LOAN REPAYMENT:   Borrower shall repay the Senior Construction Loan through the proceeds of the Senior Term Loan Conversion as defined herein.
                  In the event that Senior Term Loan Conversion does not occur and the Borrower elects to repay the Construction Loan, then the Borrower shall be subject to a Termination Fee equal to 5% of the Senior Construction Loan Amount.

IV. CONDITIONS PRECEDENT TO SENIOR CONSTRUCTION LOAN CLOSING

The Conditions Precedent to Senior Construction Loan Closing which must be satisfied prior to closing the Financing, among other things, will include:

                  a. Final credit approval and issuance of a formal commitment by Senior Lender;

                  b. No material adverse change in the condition or operation, financial or otherwise, of the Borrower/Sponsor or the Project since the date of acceptance of this Proposal;

                  c. Demonstration to United's satisfaction that (i) Borrower's and Project's operations comply, in all respects deemed material by United, with all applicable environmental, health and safety statutes and regulations, (ii) the operations of Borrower and Project are not subject to any federal or state investigation evaluating whether remedial action, involving any expenditure deemed material by United, is needed to respond to any release of any toxic or hazardous waste, and (iii) Borrower or Project have no contingent liabilities deemed material by United in connection with the release of any toxic or hazardous waste. United will require a "Phase 1 Environmental Audit" or other acceptable environmental due diligence associated with the Project site, by an environmental auditor satisfactory to United, which will provide evidence that the Borrower is in compliance with the provisions of (ii) and (iii) above;

                  d. The Senior Lenders' Engineer shall have reviewed and favorably reported on the relevant technical aspects of the Project, including, without limitation, historical and projected Project availability and useful life for similar Projects, projected operation and maintenance costs, maintenance plan and schedule, terms of Project documents, permits, expected availability, net capacity degradation (if any), the Project's ability to produce quantities of ethanol and WDGS as intended in the Closing Pro forma, and the Project ability to comply with permit conditions;

                  e. Delivery of a Closing Pro forma on the Project operating cash flow for a period extending out 12 years from the Loan Closing Date or 133% of the Senior Loan Term as determined by the Closing Pro forma (which shall incorporate the results from the Engineer's Report) demonstrating annual net operating cash flow which is available for Senior Debt Service. The assumptions contained in the Closing Pro forma must be approved by Senior Lender and Senior Lender's Engineer and will incorporate the terms and conditions imposed by the Project documents;

                  f. United shall be satisfied with the form and substance of the insurance available to United which is intended to protect United's collateral and interests in this Financing;

                  g. Senior Lender shall have implemented legal mechanisms including structuring the Project Borrower with bankruptcy remote provisions, acceptable to United, which will include, among other provisions, the appointment of an "Independent Member" and the requirement that the Independent Member's vote is needed for certain actions by the Borrower including but not limited to the filing of voluntary bankruptcy, selling some or all of the Project assets and other similar actions;

                  h. Delivery of the executed EPC Contract between Contractor and Borrower in form and substance acceptable to Senior Lender;

                  i.       Delivery of the Completion Bond;

                  j. Delivery of the executed Management Agreement between Borrower and Operator in form and substance satisfactorily acceptable to Senior Lender;

                  k.       The LDI Loan has been repaid;

                  1. Borrower has executed all Material Project Documents in connection with the Financing;

                  m. All Material Project Documents are in full force and effect and that no event of default has occurred and is continuing and that the Borrower has all required documents and permits to allow the Project to operate in a manner which will neither violate said permits nor violate manufactures normal operating parameters and be able to achieve the net operating revenue as projected in the Closing Pro forma;

                  n. The Project has all permits and other regulatory approvals necessary for the plant to begin construction and to operate at projected levels upon construction completion. Borrower must demonstrate, and Senior Lender's Engineer must opine, that any permits which are not possible to obtain prior to completion of construction can be obtained as a matter of administrative application;

                  o. Senior Lender has received an opinion of legal counsel in form and substance acceptable to Senior Lender that, among other things, states that all Material Project Documents are in full force and effect and that the Senior Lender has a valid first security interest in all of the Project assets;

                  p. Senior Lender has received Contractor's Completion Bond in form and substance acceptable to Senior Lender;

                  q. The Draw Account shall have been funded to the Contributed Amount;

                  r. If applicable, Senior Lender shall have received the LOC(s) in form and substance acceptable to Senior Lender;

                  s. Senior Lender shall have received the Consultant's Reports, and Consultants shall have opined favorably on the Project's corn and feedstock arrangements, arrangements for the sale of ethanol, WDGS and carbon dioxide, and the purchase and supply of natural gas, electricity, and other materials in a manner satisfactory to United;

                  t.       The LIBOR Protection (as defined herein) is in place;

                  u.       Phase I Completion has occurred, and;

                  v. Any such other conditions as Senior Lender and its legal counsel shall reasonably request after completing their due diligence review of the Project and related Documents.

V. THE SENIOR TERM LOAN

BORROWER:         PEF.

LENDER:           United.

SENIOR TERM
LOAN AMOUNT:      The Senior Term Loan Amount will be the lesser of (a)
                  $44,000,000, (b) 60.0% of Project Cost at Senior Term Loan
                  Conversion as herein defined, and (c) an amount equal the present value of up to 50.00% (based upon a 2.OOX senior debt service coverage ratio) of the Operating Cash distributable to and received by the Borrower supported by the Closing Pro
                  Forma (which will include the results from the Senior Lender's
                  Engineer's Report and due diligence review by Senior Lender), from the Conversion Date as defined below through the seventh
                  (7th) anniversary of the Conversion Date discounted at 8.5%
                  (the "Senior Term Loan Amount").

                  For the purposes of this proposal, the Senior Loan Amount is assumed to be $44,000,000 based upon current pro forma assumptions. United proposes to underwrite up to [$30,000,OOO] of the Senior Term Loan Amount and arrange the balance of the financing on a best efforts basis.

SENIOR TERM
LOAN CONVERSION
DATE: Funding of the Senior Term Loan (the "Conversion") will occur on the Conversion Date. The Conversion Date will occur on the date when all the Conditions Precedent to Senior Term Loan Conversion have been achieved, and which date is expected to be on or before the Final Completion Date, but in no event later than the Date Certain (the "Conversion Date" or "Senior Term Loan Funding Date").

SHORTFALL LETTER
OF CREDIT:        In the event that it is determined by the Closing Pro forma that a Shortfall Amount is anticipated upon Senior Term Loan
                  Funding Date, then the Sponsor will either provide such

                  Shortfall Amount in addition to the Subordinated Amounts, or be required to provide United with an irrevocable letter of credit (or such other security reasonably acceptable to United) with United as sole beneficiary in an amount equal to the projected Shortfall Amount (the "SLOC"). Such SLOC will be issued from a U.S. Bank with offices in New York, New Jersey or Connecticut with a S&P rating of "A" or better, and/or such other security/assurances ("Investors' Assurances") as reasonably acceptable to United.

SLOC DRAWS:       The SLOC can be drawn in full on the earliest occurrence of

                  1.       The Conversion Date,
                  2. A Default having occurred and the cure period expired with respect to the Senior Construction Loan Agreement, and
                  3.       The Date Certain.

CONTRIBUTIONS AT
CONVERSION:       On the Conversion Date, and prior to funding of the Senior
                  Loan Amount, Sponsors and other third party investors (if any) shall have provided the Contributed Amount and if applicable, the Shortfall Amount.

LOAN MATURITY
DATE: The Senior Loan shall mature on the seventh (7th) anniversary of the Conversion Date.

TERM LOAN
CLOSING DATE:     The Term Loan Closing Date will occur on the Conversion Date, which date is expected to be the Final Completion Date.

SENIOR TERM
LOAN PRICING:     The Interest Rate on the Senior Term Loan will float during the Loan Term at a rate equal to the 90-day LIBOR rate ("LIBOR
                  Rate" or the "Loan Index") in effect from time to time plus
                  375 basis points (the "Applicable Margin").

INTEREST RATE
PROTECTION:       Borrower would be required to purchase interest rate
                  protection in the form of a LIBOR Rate cap of no more than 5.00% (the "LIBOR Cap Rate") from a provider on terms and conditions reasonably acceptable to United, and in an amount of no less than 70% of the principal outstanding on any loan payment date commencing on the Senior Construction Loan
                  Closing Date through the fifth anniversary of the Term Loan
                  Conversion Date (the "LIBOR Protection").

LOAN PAYMENTS:    Loan Payments would be due in quarterly in arrears for a total of twenty-eight (28) payments beginning on the Term Loan
                  Closing Date and ending on the Term Loan Maturity Date (the
                  "Loan Payments").

LOAN
AMORTIZATION:     The Loan Amortization for the Project will be established on the Conversion Date based upon the Operating Cash (as defined herein) projected to be available to the Borrower from the Project as determined by the Closing Pro forma ("Senior Debt
                  Service"). On the Senior Term Loan Maturity Date the Borrower will be required to repay all principal plus accrued interest outstanding on the Senior Term Loan (see Exhibit 11).
                  Scheduled Senior Term Loan payments of principal and interest
                  (the "Senior Debt Service") will be paid out of Operating
                  Cash.

SENIOR
OBLIGATION:       The Senior Construction and Term Loans will be the only
                  permitted debt of the Project. The Loans will be senior to all obligations of the Project (other than direct Project operating expenses and expenses incurred as in the ordinary course of business) and Borrower. All direct and out-of-pocket expenses of PEI and/or Owner related to work performed as Managing Member/Owner of the Project will be reimbursed to PEI and/or Owner only after the payment of the Senior Debt
                  Obligations.

SENIOR TERM
LOAN COLLATERAL
SECURITY:         The Senior Term Loan would be secured by the following:

                  1. A perfected first security interest lien against all of the assets of PEF and PEM, including all of PEF's and PEM's right title and interest in Inventories and all tangible and intangible assets of the Project including all installed equipment, control, and monitoring systems.
                  2. A perfected first security lien on the Grain Facility, including all of PEM's (and any other PEI's related affiliates') right title and interest in all tangible and intangible assets of the Grain Facility.
                  3. A pledge of 100% of PEHCO's ownership interest in PEF (the "Owners' Pledge"
                  4.       A pledge of 100% of PEF's ownership interests in PEM;
                  5. A pledge of the PEM's ownership interests in the Project;
                  6. The assignment of all revenues produced by the Project;

                  7. The assignment of the Material Project Documents, and all contractual cash flows associated with these agreements, and;
                  8. Any other collateral security as Senior Lender shall reasonably request.

DEBT SERVICE
RESERVE: On the Senior Term Loan Funding Date, Borrower shall fund a Debt Service Reserve Account ("DSRA") in an amount equal to the scheduled Senior Debt Service which would be due over the subsequent 6 months (the "First Required Balance"). On the first anniversary of the Senior Term Loan Funding Date, Borrower shall increase the funds in the DSRA to a total amount equal to the scheduled Senior Debt Service which would be due over the subsequent 12 months (the "Second Required Balance" and collectively, the "Required Balances").

                  Once funded, the Borrower shall maintain funds in the DSRA in an amount equal to the Required Balances as follows.

                           Subsequent to the Loan Closing Date, should there exist at any time a shortfall between the amount contained in the DSRA and the Required Balances, then the amount of the shortfall (the "DSRA Shortfall Amount") would be funded from 100% of Operating Cash after the payment of scheduled Senior Debt Service. Borrower shall be restricted from making any distributions or any payment until the DSRA is fully funded to the Required Balances. Calculations of the DSRA Shortfall Amount would be made quarterly based upon the subsequent 12 months worth of scheduled Senior Debt Service. The Borrower would only be required to fund the DSRA Shortfall Amounts beginning the first month after each quarterly calculation of the DSRA Shortfall Amount (the "Calculation Date").

                  The Borrower may invest the funds in the DSRA only in Permitted Investments as defined herein.

                  At such time when the Required Balances in the DSRA equals or exceeds the outstanding Loan balance plus accrued interest, the Senior Lender shall first apply such funds to retire the remaining outstanding debt and refund any excess funds in the DSRA to the Borrower; provided however, no penalty shall apply to such retirement.

MINIMUM COVERAGE
RATIO:            The Minimum Coverage Ratio (the "MCR") would be no less than
                  1.25 to 1. The definition of the Debt Service Coverage Ratio ("DSCR') for the Loan shall be as follows:

                           The preceding 12 months of Operating Cash securing the Loan (only measured after the project has operated for at least 12 months) divided by Debt Service for the next 12 months.

                  In the event the DSCR should fall below the MCR, all excess fiords in the Project Revenue Account (as herein defined) after Senior Debt Service and the payment of operating expenses shall be deposited in the DSRA until such time as the DSRA has reached the Required Balances plus any Additional Required Balance (the "ARB").

                  The ARB on any payment date that the MCR is less than 1.50 to 1 shall be calculated as follows:

                  (1) An Adjusted Pro. Forma Forecast, reasonably acceptable to Senior Lender, would be created utilizing the methodology employed in the Closing Pro Forma, which reflects the event or events that gave rise to the lower than anticipated net operating cash flow; and

                  (2) An Adjusted Loan Amortization would be calculated utilizing the cash flows forecasted in the Adjusted Pro forma Forecast over the remaining life of the outstanding Senior Term Loan assuming the original amortization period (the "Adjusted Loan").

                  The Adjusted Loan would then be discounted at the Interest Rate in effect at the time and added together with the outstanding loan balance to produce the "Adjusted Loan Balance." The ARB shall be the excess of the outstanding Senior Term Loan balance over the Adjusted Loan Balance. At Borrower's option, all amounts constituting the ARB may be used to prepay the Senior Term Loan without penalty.

                  All excess funds in the DSRA over the Required Balance plus the ARB would be released immediately to the Borrower. The ARB would be released immediately once both the current and two-year forecasted MCRs are equal to or greater than 1.50 to

                  1, provided no material event of default has occurred and is continuing under the Senior Term Loan.

MANDATORY
PREPAYMENTS:      Borrower will be required to prepay the entire principal
                  amount of the Senior Loan in the event that the Projects are totally destroyed or sold. In addition if any Material Project
                  Document is amended or terminated without Senior Lender's consent, or if any material Project asset is sold resulting in a cash payment to the Borrower, then all proceeds from such payment will be applied to the repayment of the loan as described above.

                  After the Loan Closing Date, Borrower will make the following "Mandatory Prepayments":

                  A. Supplemental Amortization Payments
                  -------------------------------------
                  In the event that the DSCR for any fiscal year falls below the MCR as scheduled for such fiscal year, then in addition to the scheduled Loan Amortization, the Borrower would make a mandatory Supplemental Amortization Payment (the "SAP") on the Senior Loans without penalty. Such SAP would be equal to 100% of "SAP Free Cash Flow". SAP Free Cash Flow is defined as Distributable Cash less (i) all Debt Service, including all commitment fees, interest rate protection fees and any other fees payable to lenders and (ii) DSRA contributions, if any. The SAP would be applied proportionately against the scheduled Loan Amortization of the Project in inverse order of maturity.

                  B. Supplemental Principal Payments
                  ----------------------------------
                  In addition, Borrower shall be required to make a supplemental principal payment (the "SPP") on each Loan Payment date. Each SPP will be equal to 40% (the "Sweep Percentage") of Operating Cash less

                  (i)      Senior Debt Service plus
                  (ii)     any required deposits to the DSRA as defined herein.

                  The Sweep Percentage will be determined on the Conversion Date based upon the Closing Pro Forma which will incorporate the results of the performance test. The Sweep Percentage will not exceed 40%.

                  Such SPPs will be applied to the principal balance of the Senior Term Loan in inverse order of maturity in order to reduce the Loan Maturity Date to no more than five (5) years from the Conversion Date.

                  In the event that the Volumetric Ethanol Excise Tax Credit ("VEETC") is either repealed or is not extended beyond 2010 by January 1, 2008, then the Sweep Percentage will immediately increase to 75%.

                  Borrower will not be required to pay a prepayment penalty for Mandatory Prepayments except if Borrower, without Senior Lender's consent, (i) amends or terminates a Material Project Document and/or (ii) sells a material Project asset.


VI. CONDITIONS PRECEDENT TO SENIOR TERM LOAN CLOSING

Conditions Precedent to Senior Term Loan Closing which must be satisfied prior to the Conversion Date will include, among other things, the following:

                  (a) All of the Conditions Precedent to Senior Construction Loan Closing remain satisfied;
                  (b) No material adverse change in the condition or operation, financial or otherwise, of the Borrower or the Project;
                  (c) There exists no default or event that upon notice or the passage of time would result in default under the Senior Construction Loan Agreement;
                  (d) There exists no default or event that upon notice or the passage of time would result in default under the Senior Term Loan agreement;
                  (e) The Amounts and Shortfall Amount (if applicable) have been provided;
                  (f) All Material Project Documents are in place and in effect;
                  (g)      The LIBOR Protection is in place;
                  (h) Delivery of the Engineer's Completion Certificate satisfactory to the Senior Lender that states that the Project and Grain Facility):
                           (i)      are complete,
                           (ii)     have passed all acceptance tests,
                           (iii)    are available for commercial operation,

                           (iv) the Project is capable of achieving the operational production levels at the Operating Cost as projected in the Closing Pro forma, and
                           (v) all permits required to operate the Project and Grain Facility are in full force and effect.
                  (i) Any such other conditions as Senior Lender and its legal counsel shall reasonably request after completing their due diligence review of the Project and related Documents.


VII. OTHER TERMS AND CONDITIONS

OPTIONAL PREPAYMENT AND
PREPAYMENT PENALTY:        No prepayment shall be allowed under the Senior Loan
                           Facilities. However, after the Conversion Date, the
                           Borrower shall have the right to prepay only the Senior Term Loan Amount in whole with the payment of a "Prepayment Penalty" as follows:

              Date of Optional Prepayment                 Penalty as a % of from
              Conversion Date Anniversary                 amount prepaid
              ------------------------------------------------------------------

              Between the First and Second                       3%
              Between Second and Third                           2%
              Between Third and Fourth                           1%
              Thereafter                                         0%

OTHER INDEBTEDNESS:        The Borrower would covenant to the Senior Lender not
                           to incur any other indebtedness than is described herein, vote and/or consent to the Project incurring any indebtedness without the prior written consent of the Senior Lender, not to be unreasonably withheld.

LOCK-BOX AGREEMENT:        All revenue from the Project will be placed in a
                           Senior Lender controlled interest bearing Lock-Box
                           (the "Project Revenue Account" or "PRA"). Senior
                           Lender would designate Escrow Agent as a trustee for the PRA (the "Trustee"). The Borrower shall assign all cash available to the Borrower from the Project to the PRA. Withdrawals can be made from the PRA only for the following:

                                    1.       Qualified operating and maintenance
                                             expenses,
                                    2.       Principal and Interest for the
                                             Senior Debt Service,
                                    3.       Fees and qualified expenses of
                                             Senior Lender (if any),
                                    4.       Amounts necessary to fund reserves
                                             to required levels,
                                    5.       Mandatory Prepayments,

                                    6.       Payment of any qualified budgeted
                                             expense of the Borrower,
                                    7.       Distributions to Borrower/Sponsor.

                           Borrower may withdraw excess funds from the PRA after the payments above have been satisfied. All interest earnings on funds held in the PRA will be applied to the payment of Project obligations. The withdraw of excess funds from the PRA and the application of interest earnings on funds held in the PRA will be in accordance with the Priority of Payments as outlined below.

PRIORITY OF PAYMENTS:      The Trustee, as "Paying Agent" under the Lock Box
                           arrangement, will be required to utilize all Operating Cash towards the payment of all Borrower obligations in the following order of priority:

                           Monthly
                           -------

                           1.       Approved and qualified O&M expenses
                                    respecting the Project, property taxes,
                                    assessments and other expenses approved by the Senior Lender.

                           Quarterly
                           ---------

                           1. All interest, fees, and expenses due the Senior Lender.
                           2. All scheduled principal payments due under the Senior Term Loan.
                           3. Any amount necessary to fund the DSRA to its Required Balances or Adjusted Required Balance.
                           4. Mandatory Prepayments due under the Senior Term Loan.
                           5.       Supplemental Amortization Payments (SAPs)
                                    due under the Senior Term Loan.
                           6.       Supplemental Principal Payments due under
                                    the Senior Term Loan.
                           7.       Distributions to Borrower/Sponsor.

PERMITTED INVESTMENTS:     The Borrower may invest fluids held in the PRA in the
                           following Permitted Investments:

                           (i) Direct obligations of the United States of America, or any agency thereof, or obligations guaranteed as to principal and interest by the United States or any agency thereof,

                           (ii)     Certificates of deposit or Bankers
                                    acceptances issued, or time deposits held, or investment contracts guaranteed, by the Agent or any bank or any other commercial bank or trust company organized under the laws of a country which is a member of the OECD, or a political subdivision of any such country, and in each case having outstanding unsecured indebtedness that is rated A or better by Standard & Poor's Corporation and A or better by Moody's Investors Service, Inc.,

                           (iii) Commercial paper rated (on the date of acquisition thereof) A-1 and P-1 or better by Standard & Poor's Corporation and Moody's Investors Service Inc., respectively.

                           With respect to the PRA Agreement, Permitted
                           Investments shall mature no later than 90 days from its acquisition.

INSURANCE:                 During the term of the Financing, the Borrower will
                           be required to maintain, or cause to be maintained, insurance for the Project for coverages and in amounts similar to that insurance maintained by other owners of similar projects, and satisfactory to the Insurance Consultant. At a minimum, the insurance coverage shall include:

                           1. Project liability insurance for all risks in an amount totaling not less than $5,000,000.
                           2. Property insurance to cover all risks in an amount not less than the full replacement cost of the Project with customarily related business interruption protection.

                           The Senior Lender shall be named as Loss Payee for the Property and shall be named as Additional Insured for the Liability Insurance.

FEES: The Borrower and Sponsor will be jointly and severally responsible for the payment of the following Fees:

                           1. "SENIOR CONSTRUCTION LOAN, FEE" equal to 1.0% of the Senior Construction Loan Amount payable upon the Senior Construction Loan Closing Date.
                           2. "SENIOR TERM LOAN CONVERSION FEE" equal to 1.0% of the Senior Term Loan Amount payable upon the Conversion Date.
                           3. An "AGENCY FEE" equal to $33,000 per annum payable to United commencing on the first anniversary of the Senior Construction Loan Closing Date.
                           4. A "WORK FEE" payable to United in an amount of $30,000. The Work Fee has been paid as of April 20, 2005 to compensate United for its efforts pertaining to its previous due diligence and the preparation of its proposal' at that time, and will be retained by United regardless of whether financial closing occurs. The Work Fee will be credited towards the payment of the Senior Construction Loan Fee on the Senior Construction Loan Closing Date.
                           5. An "ESCROW AGENT'S SET-UP FEE" equal to $5,000 payable to Escrow Agent upon Senior Construction Loan Closing.
                           6. An "ANNUAL ESCROW AGENT'S FEE" of $4,500 per annum payable on each anniversary of the Senior Construction Loan Closing Date.
                           7. An "INDEPENDENT MEMBER'S FEE" of $3,000 per annum.
                           8.       An "INSURANCE CONSULTANT'S FEE" of $5,000.

BREAK-UP FEE:              Should Sponsor and/or Borrower accept United's Formal
                           Commitment to provide the Financing contemplated herein, and the Sponsor and/or Borrower decide not to close the transaction with United, then Sponsor and/or Borrower will pay to United a "Break-up Fee" equal to $150,000 plus Transaction Costs. The
                           Borrower and Sponsor will be jointly and severally responsible for the payment of the Break-up Fee. The
                           Breakup Fee will not be payable if the Financing fails to close after Senior Lenders and Sponsors have negotiated in good faith and used their best efforts to close the transaction pursuant to the terms of the Formal Commitment.

TRANSACTION COSTS:         Transaction Costs will be for the account of the
                           Borrower/Sponsor and will include, without limitation, Fees, legal fees, Senior Lenders'
                           Engineer and consultant fees, and
                           the reasonable out-of-pocket expenses of Senior
                           Lender. Once a formal commitment is issued by United and accepted by Borrower, Transaction Costs will be paid by the Borrower/Sponsor regardless of whether financial closing occurs, except for a breach by Senior Lender. The Sponsor and the Borrower shall be jointly and severally liable for the payment of any Transaction Costs. Senior Lender will use its best efforts to solicit and obtain fixed price quotes for engineering, consulting and legal services.

DOCUMENTATION:             The Financing will be subject to acceptable
                           documentation, including those related to representations, warranties, covenants (including covenants for Borrower not to incur additional indebtedness or vote for incurring additional indebtedness for the Project without the consent of the Senior Lender), default provisions, etc., which shall be in form and substance satisfactory to Senior
                           Lender, Borrower, Sponsor and their legal counsels.

ANNUAL BUDGETS:            The Borrower will be required to submit a copy of the
                           annual Operating Budget for the Project to the Senior
                           Lender prior to November 30 (or thirty days prior to such other date mutually agreeable based upon the Project's fiscal year end if other than December 31), for each subsequent calendar year operating period which contains a forecast of the operating profit for the next 3 years. The Borrower will be required to provide quarterly un-audited balance sheets and income statements on the Borrower within 45 days of the close of the quarterly period. The Senior Lender shall review the Operating Budget and un-audited quarterly balance sheets and income statements in a timely manner.

                           In addition the Borrower will be required to provide Senior Lender with audited annual financial statements for the Borrower within 120 days of the close of each fiscal year which annual statements shall contain management representations in form and substance reasonably satisfactory to Senior Lender.

CONSENTS:                  The Senior Lender will require the right to consent
                           to certain actions by Borrower, which are usual and customary in borrowings of this type. The actions requiring consents shall be, among other things, any action that could adversely and materially affect the timing and/or receipt of the Operating Cash.

                           Borrower must make any and all requests for consents by Senior Lender in writing and all replies by Senior Lender will also be in writing and in a timely manner.

SYNDICATION:               United shall have the right to syndicate these Loan
                           Facilities to other parties, provided that any party is a bank or institutional investor with knowledge and experience in project finance and who does not have an existing relationship to the Project including any equity investor and that party is reasonably acceptable to the Borrower. Majority
                           Lender's consent is sufficient for required consents.

TERM SHEET EXPIRATION:     Unless previously accepted by the Sponsor/Borrower,
                           the offer to provide the Financing outlined in this Proposal will expire December 1, 2005.

EXCLUSIVITY EXPIRATION:    Sponsor and Borrower agree to work exclusively with
                           United so long as United provides its Formal
                           Commitment no later than December 20, 2005, or such other later date as Sponsor, Borrower and United mutually agree.

                                    EXHIBIT I
                       Estimated Sources and Uses of Funds

I. SOURCES OF FUNDS
        Senior Loan Facility                              $ 44,000,000  (59.86%)
        Cash Equity                                         19,126,799  (26.02%)
        Non-cash Equity (Contributed Assets)                10,370,460  (14.12%)
                                                          ----------------------
          Total Sources                                   $ 73,497,259 (100.00%)
                                                          ======================

II. USES OF FUNDS
                                                           A. CONSTRUCTION COSTS
        Ethanol Plant Construction                        $ 45,589,540
        Site, Rail, Silos, Engineer (non cash)              10,370,260
        Capitalized Fees
            Lender's Fees                                      880,000
            Interest Rate Cap                                  535,000
            Agent, Consultant, etc                              17,500
        Capitalized Interest                                 1,581,534
                                                          ------------
        Sub Total Construction                                       $58,973,834
  B. INVENTORY
        Corn                                              $  1,455,131
        Ethanol and DWG                                        384,883
        Spare Parts                                            350,000
        Chemicals, Yeast, Denaturant                           136,000
                                                          ------------
        Sub Total Inventory                                          $ 2,326,013
C. OTHER COSTS
        Other Working Capital                             $  1,683,582
        Debt Service Reserve Account                         3,280,000
        Operating Expenses                                     569,875
        Interest Income                                       (106,079)
        LDI Repayment                                        3,600,000
        Cash                                                 1,000,000
        Contingency                                          2,170,034
                                                          ------------
        Sub Total Other Costs                                        $12,732,412
                                                                     -----------

TOTAL PROJECT COSTS                                                  $73,497,259

                                   EXHIBIT II
                              Amortization Schedule

(This Amortization Schedule assumes a $44,000,000 loan amount which is subject to change. Loan Amortization will be established on the Conversion Date based upon the Operating Cash projected to be available to the Borrower from the Project as determined by the Closing Pro forma.)

--------------------------------------------------------------------------------
Payment #        Beginning Balance        Principal Payment       Ending Balance
--------------------------------------------------------------------------------
    1              $44,000,000                   $644,018         $43,355,982
    2              $43,355,982                   $657,704         $42,698,278
    3              $42,698,278                   $671,680         $42,026,598
    4              $42,026,598                   $685,953         $41,340,645
    5              $41,340,645                   $853,740         $40,486,904
    6              $40,486,904                 $1,027,958         $39,458,946
    7              $39,458,946                 $1,049,802         $38,409,145
    8              $38,409,145                 $1,072,110         $37,337,034
    9              $37,337,034                 $1,094,892         $36,242,142
   10              $36,242,142                 $1,301,791         $34,940,351
   11              $34,940,351                 $1,329,454         $33,610,898
   12              $33,610,898                 $1,357,704         $32,253,193
   13              $32,253,193                 $1,386,556         $30,866,638
   14              $30,866,638                 $1,580,627         $29,286,011
   15              $29,286,011                 $1,614,215         $27,671,795
   16              $27,671,795                 $1,648,517         $26,023,278
   17              $26,023,278                 $1,683,548         $24,339,729
   18              $24,339,729                 $1,860,236         $22,479,493
   19              $22,479,493                 $1,899,766         $20,579,726
   20              $20,579,726                 $1,940,136         $18,639,590
   21              $18,639,590                 $1,981,364         $16,658,225
   22              $16,658,225                 $2,157,156         $14,501,069
   23              $14,501,069                 $2,202,996         $12,298,074
   24              $12,298,074                 $2,249,809         $10,048,265
   25              $10,048,265                 $2,297,618          $7,750,647
   26              $7,750,647                  $2,495,318          $5,255,329
   27              $5,255,329                  $2,548,343          $2,706,986
   28              $2,706,986                  $2,706,986               $0

--------------------------------------------------------------------------------
                                Total:        $44,000,000
--------------------------------------------------------------------------------

                                  EXHIBIT III

                              OWNERSHIP STRUCTURE

Pacific Ethanol, Inc.
Organizational Structure
November 4, 2005

                                    PE, Inc.
                                      (DE)
                                        |
                                        |
          --------------------------------------------------------
          |                             |                        |
     ReEnergy LLC                    PEC Inc                 Kinergy LLC
        (CA)                          (CA)                      (OR)
                                        |
          ------------------------------|
          |                             |
       PAP LLC                      PEHC LLC
         (CA)                         (DE)
                                        |
                                        |------------------------
                                        |                        |
                                    PEFC LLC                  PEV LLC
                                      (DE)                      (DE)
                                        |
                                        |
                                     PEM LLC
                                       (DE)

Note: All subsidiaries are wholly-owned

Note: PEI does not have any interest in any company other than those listed here

-------------------------------------------
PEI = Pacific Ethanol, Inc.
PAP = Pacific Ag Products
PEC = Pacific Ethanol California
PEHC = Pacific Ethanol Holding Co.
PEFC = Pacific Ethanol Finance Co.
PEV = Pacific Ethanol Visalia
PEM = Pacific Ethanol Madera